UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 19, 2022

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36583	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road Suite B	Solon,	OH	44139
(Address of principal executive offices)			(Zip Code)

(440) 715-1300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EFOI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 24, 2022, Energy Focus, Inc. (the “Company”) announced that its Board of Directors (the “Board”) had appointed Jeffery R. Parker and Brian J. Lagarto as directors of the Company. Mr. Parker was appointed effective January 22, 2022, and Mr. Lagarto was appointed effective February 19, 2022. The Board affirmatively determined that, at the time of their respective appointments, Mr. Parker and Mr. Lagarto each is an independent director under the corporate governance standards of the Nasdaq Stock Market LLC (“Nasdaq”).
Mr. Parker, 58, has spent nearly 30 years managing companies in the display, LED, medical and lighting markets. He has a proven track record of driving growth and market leadership by bringing innovative products to market. Since 2019, Mr. Parker has served as the Chief Executive Officer of Luminii, LLC, an industry-leading manufacturer of architectural LED lighting systems. From 2014 to 2018, Mr. Parker was the Chief Executive Officer at Soraa, Inc., an LED lighting company pioneering LEDs built from pure gallium nitride substrates, and served as Chairman of Soraa from 2018 to 2019. Previously, from 2010 to 2014, Mr. Parker was President of the Lighting and Display Business at Rambus following the acquisition of Global Lighting Technologies, where he was Chief Executive Officer from 2000 to 2010. Mr. Parker has earned over 250 granted patents covering inventions in LEDs, displays, fiber optics, medical illuminators, general lighting, micro-optics and other optoelectronics applications. Mr. Parker has served as a board member at Kateeva, Inc., SLD Laser, and Avogy Inc. Mr. Parker received his B.S. in Mechanical Engineering from the University of Akron.
Mr. Lagarto, 56, retired in 2021 from SharkNinja Operating LLC, a leading global producer of small household appliances under the Shark and Ninja brands. At SharkNinja, Mr. Lagarto served as Executive Vice President, Chief Financial Officer from 2009 to 2017, as well as Chief Operating Officer from 2017 to 2018, with responsibility for global finance and operations. From 2019 until his retirement, he served as Chief People & Strategy Officer, with responsibility for corporate strategy, organizational design, talent and culture. Mr. Lagarto was one of the original equity partners in SharkNinja as part of the team that drove significant sales and earnings growth, converting a small, infomercial driven business to a retail and commercial focused business targeting consumers via major big box and online retailers in the US, in addition to global expansion into the UK, Europe and Asia. He also led the successful sale process of SharkNinja during 2017, resulting in a sale price of $1.6 billion. Previously, from 2007 to 2009, Mr. Lagarto was a Division Vice President & CFO of the WearGuard-Crest division of Aramark, a leading professional services company providing food services, facilities management, and uniform and career apparel worldwide, and from 2000 to 2007, he was Executive Vice President and Chief Financial Officer of FGX International Limited, one of the largest U.S. distributors of sunglasses, reading glasses and costume jewelry, in addition to previous accounting and finance roles of increasing responsibility. Since 2019, Mr. Lagarto has been a board member of Community Servings, a Boston area nonprofit provider of medically tailored meals and nutrition services to individuals and families living with critical and chronic illnesses, and was previously a board member of Make-A-Wish of Massachusetts and Rhode Island from 2013 to 2015. Mr. Lagarto received his B.S. in Business Administration from Bryant University, is a licensed Certified Public Accountant (inactive).
Mr. Parker was appointed to serve on the Compensation Committee (the “Compensation Committee”) of the Board, effective February 22, 2022. Mr. Lagarto was appointed to serve on the Audit and Finance Committee (the “Audit Committee”) of the Board, effective February 19, 2022. Following Mr. Lagarto’s appointment to the Audit Committee, the Audit Committee consists of three independent directors in accordance with Nasdaq Listing Rule 5605, which requires that the Company’s Audit and Finance Committee be comprised of at least three directors, all of whom are independent pursuant to the rules of Nasdaq and applicable law.
Mr. Lagarto and Mr. Parker will participate in the Company’s standard director compensation program for non-employee directors, which is described on page 21 of the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 26, 2021, which was filed with the United States Securities and Exchange Commission on April 13, 2021. There are no arrangements or understandings between Mr. Lagarto or Mr. Parker and any other person pursuant to which he was selected as a director. There are no related person transactions involving Mr. Lagarto or Mr. Parker that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company announcing the appointment of Mr. Lagarto and Mr. Parker is attached as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit
Number	Description

99.1	Press release, dated February 24, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2022

ENERGY FOCUS, INC.

	By:	/s/ Tod A. Nestor
	Name:	Tod A. Nestor
	Title:	Chief Operating Officer and Chief Financial Officer